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                                                                    Exhibit 8.2


                                                              November 26, 2003

Diageo plc,
     8 Henrietta Place,
          London W1G 0NB, England.

Diageo Investment Corporation,
     6 Landmark Square,
          Stamford, CT 06901-2704,
               United States.

Diageo Capital plc,
     Edinburgh Park, 5 Lochside Way,
          Edinburgh EH12 9DT, Scotland.

Diageo Finance B.V.,
     Molenwerf 10-12,
          1014 BG Amsterdam,
               The Netherlands.


Ladies and Gentlemen:

     We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the "Act") on Form F-3 that you filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption "Taxation - United States Taxation" in the Prospectus (the "Prospectus"), included in the Registration Statement, subject to the limitations set forth therein.

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                                                                             -2-

Diageo plc
Diageo Investment Corporation
Diageo Capital plc
Diageo Finance B.V.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Taxation - United States Taxation" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        Sullivan & Cromwell LLP